SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

                    FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

   Address of Principal Business Office (No. & Street, City, State, Zip Code:

                          777 MARINERS ISLAND BOULEVARD
                           SAN MATEO, CALIFORNIA 94404

Telephone Number (including area code):
                                    (415) 312-2000

Name and Address of Agent for Service of Process:

                              HARMON E. BURNS, ESQ.
                          777 MARINERS ISLAND BOULEVARD
                           SAN MATEO, CALIFORNIA 94404

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               Yes __X__ No _____
                         ------------------------------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Mateo and the State of California on the 2nd day of October, 1996.

                                    FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

                                    BY /S/ HARMON E. BURNS
                                    HARMON E. BURNS
                                    VICE PRESIDENT



ATTEST: /S/ DEBORAH R. GATZEK
        DEBORAH R. GATZEK
        SECRETARY